SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 28, 2013

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may, “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in Asterias' periodic reports filed with the SEC under the heading “Risk Factors” and other filings that Asterias may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.  Except as required by law, Asterias disclaims any intent or obligation to update these forward-looking statements.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 28, 2013, our Board of Directors expanded the size of our Board of Directors by increasing the authorized number of directors to six, and elected Henry L. Nordhoff as a director to fill the vacancy that was created by an increase in the authorized number of directors.  Mr. Nordhoff was also appointed to serve on the Audit Committee.

Henry L. Nordhoff, 71, retired as Chairman of the Board of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, at the end of 2011, after serving as its Chairman since September 2002.  Mr. Nordhoff also served as Chief Executive Officer and President of Gen-Probe from July 1994 until May 2009.  Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation.  Mr. Nordhoff earlier served in senior positions at Pfizer, Inc. in Brussels, Seoul, Tokyo and New York.  Mr. Nordhoff is a director of BioTime, Inc., our parent company, and MannKind Corporation, a biopharmaceutical company, and served as a director of Gen-Probe until 2011.  He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University.

The Board believes that Mr. Nordhoff’ s experience as a director and executive officer of pharmaceutical and biotech companies provide our Board with valuable operational expertise and leadership skills.

Compensation

As a non-employee director of Asterias, Mr. Nordhoff will receive an annual fee of $15,000 in cash for his service as a director, plus $1,000 for each regular or special meeting of the Board of Directors he attends, and options to purchase 20,000 shares of Series B common stock (or Series A common stock if our Series B common stock is converted into Series A common stock) under our 2012 Equity Incentive Plan.  In addition, Mr. Nordhoff will receive $7,000 in cash for his service on the Audit Committee.  The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that Mr. Nordhoff remains a director on the last day of the applicable quarter.  The options will expire if not exercised five years from the date of grant.  The exercise price of the options granted to Mr. Nordhoff has not yet been determined, and will be the fair market value per share of Asterias Series B common stock (or Series A common stock if our Series B common stock is converted into Series A common stock) as of the date of grant, as determined by our Board of Directors.  In setting the exercise price of Mr. Nordhoff’s stock options, the Board of Directors will take into account the factors that they determine to be applicable in determining the fair market value of the common stock issuable upon the exercise of the options, including but not limited to prices at which our Series A common stock or Series B common stock may trade in the public market if a public market develops for those shares prior to the date on which the exercise price is determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: November 1, 2013	By:	/s/ Thomas Okarma
Chief Executive Officer